Exhibit 99.1

Intrexon Announces Third Quarter 2015 Financial Results

– Quarterly revenues of $53.4 million and GAAP net loss of $38.2 million –

– Adjusted EBITDA of $3.8 million –

– YTD consideration received for technology access fees, reimbursement of R&D services and product and service revenues covered 135% of consolidated cash operating expenses –

GERMANTOWN, MD, November 9, 2015 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced its third quarter results for 2015.

Business Highlights and Recent Developments:

•	During the third quarter, Intrexon and the biopharmaceutical business of Merck KGaA, Darmstadt, Germany, furthered research and development efforts with the collaboration’s first two chimeric antigen receptor (CAR) T-cell targets of interest and are advancing these targets to address unmet clinical needs for patients with hematological and solid tumor malignancies. In addition to CAR development, Intrexon is leveraging its engineering capabilities to develop an allogeneic cellular approach to address novel paradigms for “off the shelf” adoptive cell therapies;

•	Acquired Oxitec Ltd., a company that has pioneered a targeted and innovative approach to control mosquitoes that spread disease and insect pests that damage crops, avoiding the off-target effects and broad environmental consequences of applying conventional insecticides. Addition of the Oxitec team expands Intrexon’s capabilities to address a broad range of global environmental, health and agricultural challenges in new and responsible ways;

•	Completed work on an engineered cell line for Amneal Pharmaceuticals LLC to enable production of a complex active pharmaceutical ingredient (API) and the companies continue to explore other opportunities for future collaboration;

•	Announced exclusive agreement between Intrexon Energy Partners (IEP) and Dominion Energy, a subsidiary of Dominion Resources (NYSE: D), to explore the potential for commercial-scale biological conversion of natural gas to isobutanol, a drop-in fuel with numerous advantages over other clean burning gasoline blendstocks. Dominion will be the exclusive partner to construct, own, operate, and maintain the production facilities in the Marcellus and Utica Shale Basins located in eastern North America via potential long-term services agreements with IEP;

•	Established first Exclusive Channel Collaboration (ECC) with a startup backed by an investment fund that is dedicated to the inventions of Intrexon and sponsored by Harvest Capital Strategies, LLC. The collaboration with the startup entity, Thrive Agrobiotics, Inc., plans to utilize Intrexon’s ActoBiotics® platform to express nutritive proteins for improving the overall growth and feed efficiency in piglets, thereby expanding the application of this innovative biologic delivery platform to animals;

•	Expanded relationship with ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) through an ECC for the treatment and prevention of graft-versus-host disease (GvHD), a major complication of allogeneic hematopoietic stem-cell transplantation that significantly impairs the quality of life and survival of many recipients. The collaboration will focus on addressing the underlying pathologies of GvHD through engineered cell platforms to express and deliver interleukin-2 (IL-2), a cytokine critical for modulation of the immune system;

•	Entered into an ECC with Synthetic Biologics, Inc. (NYSE MKT: SYN) to pursue the development and commercialization of novel biotherapeutics for the treatment of patients with phenylketonuria (PKU), a serious and debilitating metabolic disorder. The collaboration aims to target delivery of an essential enzyme via Intrexon’s ActoBiotics® platform without having an adverse impact on the gut microbiome;

•	With collaborator Fibrocell Science, Inc. (NASDAQ: FCSC) provided an update on the status of the Investigational New Drug (IND) application for FCX-007, Fibrocell’s orphan gene-therapy drug candidate for the treatment of the skin disorder recessive dystrophic epidermolysis bullosa (RDEB). At the request of the U.S. Food and Drug Administration (FDA), Fibrocell will conduct an additional toxicology-specific study and expects to amend the IND in response to the FDA’s feedback, including data from the new toxicology study, in the first quarter of 2016;

•	Through wholly owned ViaGen Pets™, announced successful feline cloning for customers and plans to launch broadly available companion animal service and product offering in 2016;

•	Announced key management additions of Corey Huck as SVP, Head of Food Sector, and Joseph L. Vaillancourt, SVP, Head of Environment Sector; and

•	Completed a public offering of common stock resulting in total gross proceeds of approximately $230 million, before deducting the underwriting discounts, commissions, and estimated expenses.

Third Quarter Financial Highlights:

•	Total revenues of $53.4 million, an increase of 152% over the third quarter of 2014;

•	Net loss of $38.2 million attributable to Intrexon, or $(0.34) per basic share;

•	Adjusted EBITDA of $3.8 million, or $0.03 per basic share;

•	Cash consideration received for reimbursement of research and development services covered 59% of cash operating expenses (exclusive of operating expenses of consolidated subsidiaries); and

•	Cash, cash equivalents, and short-term and long-term investments totaled $352.6 million, and the value of equity securities totaled $76.6 million at September 30, 2015.

Year-to-Date Financial Highlights:

•	Total revenues of $132.1 million, an increase of 224% over the nine months ended September 30, 2014;

•	Net loss of $51.8 million attributable to Intrexon, or $(0.47) per basic share;

•	Adjusted EBITDA of $43.6 million, or $0.40 per basic share;

•	Distributed as a dividend to our shareholders equity securities having a market value of $172.4 million at the time of distribution;

•	Total consideration received for technology access fees and reimbursement of research and development services covered 164% of cash operating expenses (exclusive of operating expenses of consolidated subsidiaries); and

•	Total consideration received for technology access fees, reimbursement of research and development services and products and services revenues covered 135% of consolidated cash operating expenses.

“We continue to execute our plan and are satisfied with our progress to date,” commented Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “Now with approximately 700 team members working on many dozens of engineered biology projects across a vast array of organisms; programs that are world-leading in science and in industry; governmentally approved products that are being readied for market, products that are ready for approval and others that span every step of the developmental schedule; a recurrent and growing revenue base; a financial discipline that provides us with the capital efficiency to make long bets as well as surer bets; and a team that is fervent in its belief that we can improve the world while building one of its finest organizations, we believe we are seeing the engineering of biology emerging as the greatest industrial vector in history and clarifying Intrexon’s opportunity for a significant role in the world. We look forward to our upcoming Investor Day event and to the opportunity to showcase more of what we have achieved to date.”

Third Quarter 2015 Financial Results Compared to Prior Year Period

Total revenues were $53.4 million for the quarter ended September 30, 2015 compared to $21.2 million for the quarter ended September 30, 2014, an increase of $32.2 million, or 152%. For the quarter ended September 30, 2015, Trans Ova product revenue includes $8.3 million from the sale of pregnant cows, live calves and livestock used in production and service revenue includes $7.3 million from the provision of in vitro fertilization and embryo transfer services. For the quarter ended September 30, 2014, these amounts were $3.8 million and $3.1 million, respectively. The increases relate primarily to the inclusion of a full quarter of results for Trans Ova in 2015 versus approximately one half-quarter of results for 2014 since the acquisition occurred during the middle of the third quarter of 2014. Collaboration and licensing revenues increased $22.1 million over the third quarter of 2014 due to (i) the recognition of deferred revenue for upfront payments received from Intrexon’s license and collaboration agreement with the biopharmaceutical business of Merck KGaA, which became effective in May 2015, and from other collaborations signed by Intrexon between October 1, 2014 and September 30, 2015, (ii) increased research and development services both for new collaborations and for the expansion of, or addition of new, programs with previously existing collaborators, and (iii) the recognition of previously deferred revenue related to collaboration agreements for which Intrexon satisfied all of its obligations or which were terminated by agreement during the quarter ended September 30, 2015.

Total operating expenses were $61.3 million for the quarter ended September 30, 2015 compared to $36.2 million for the quarter ended September 30, 2014, an increase of $25.1 million, or 69%. Research and development expenses were $21.6 million for the quarter ended September 30, 2015 compared to $14.9 million for the quarter ended September 30, 2014, an increase of $6.7 million, or 45%. Salaries, benefits and other personnel costs increased $3.1 million due to (i) increases in research and development headcount to support new and expanded collaborations and from Intrexon’s 2015 acquisitions and (ii) additional compensation expenses related to performance and retention incentives for research and development employees. Lab supplies and consultants increased $1.5 million as a result of the increased level of research and development services provided to Intrexon’s collaborators. Depreciation and amortization increased $1.3 million primarily as a result of acquiring property and equipment and intangible assets in connection with Intrexon’s acquisitions of ActoGeniX and Okanagan in 2015. Selling, general and administrative expenses were $23.0 million for the quarter ended September 30, 2015 compared to $14.9 million for the quarter ended September 30, 2014, an increase of $8.2 million, or 55%. Salaries, benefits and other personnel costs increased $4.1 million due to (i) the inclusion of selling, general and administrative employees of Trans Ova for the full quarter in 2015 compared to approximately one half-quarter in 2014 and (ii) additional compensation expenses related to performance and retention incentives for selling, general and administrative employees. Legal and professional expenses increased $1.4 million primarily due to costs associated with the Oxitec acquisition in 2015. Total operating expenses for the quarter ended September 30, 2015 also include $16.5 million of products and services costs which primarily consist of employee compensation costs, livestock, feed, drug supplies and facility charges related to the production of such products and services; this amount was $6.4 million for the quarter ended September 30, 2014. The increase relates primarily to the inclusion of a full quarter of results for Trans Ova in 2015 versus approximately one half-quarter of results for 2014 since the acquisition occurred during the middle of the third quarter of 2014.

Total other expense, net, was $29.6 million for the quarter ended September 30, 2015 compared to $37.2 million for the quarter ended September 30, 2014, a decrease of $7.6 million, or 20%. This decrease was primarily related to the changes in the value of Intrexon’s securities portfolio.

Year-to-Date 2015 Financial Results Compared to Prior Year Period

Total revenues were $132.1 million for the nine months ended September 30, 2015 compared to $40.8 million for the nine months ended September 30, 2014, an increase of $91.3 million, or 223%. For the nine months ended September 30, 2015, Trans Ova product revenue includes $28.4 million from the sale of pregnant cows, live calves and livestock used in production and service revenue includes $27.2 million from the provision of in vitro fertilization and embryo transfer services. For the nine months ended September 30, 2014, these amounts were $3.8 million and $3.1 million, respectively. The increases relate primarily to the inclusion of nine months of results for Trans Ova in 2015 versus approximately one half-quarter of results for 2014 since the acquisition occurred during the middle of the third quarter of 2014. Collaboration and licensing revenues increased $34.4 million due over the nine months ended September 30, 2014 due to (i) the recognition of deferred revenue for upfront payments received from Intrexon’s license and collaboration agreement with the biopharmaceutical business of Merck KGaA, which became effective in May 2015, and from other collaborations signed by Intrexon between January 1, 2014 and September 30, 2015, (ii) increased research and development services both for new collaborations and for the expansion or addition of new programs with previously existing collaborators, and (iii) the recognition of previously deferred revenue related to collaboration agreements for which Intrexon satisfied all of its obligations or which were terminated during the nine months ended September 30, 2015.

Total operating expenses were $244.6 million for the nine months ended September 30, 2015 compared to $91.8 million for the nine months ended September 30, 2014, an increase of $152.8 million, or 166%. Research and development expenses were $121.3 million for the nine months ended September 30, 2015 compared to $41.3 million for the nine months ended September 30, 2014, an increase of $80.0 million, or 193%. In January 2015, Intrexon issued 2,100,085 shares of its common stock valued at $59.6 million to the University of Texas MD Anderson Cancer Center, or MD Anderson, in exchange for an exclusive license to certain technologies owned by MD Anderson. Salaries, benefits and other personnel costs increased $9.0 million due to (i) increases in research and development headcount to support new and expanded collaborations and from Intrexon’s 2015 acquisitions and (ii) additional compensation expenses related to performance and retention incentives for research and development employees. Lab supplies and consultants expenses increased $5.6 million as a result of the increased level of research and development services provided to Intrexon’s collaborators. Depreciation and amortization expense increased $2.2 million primarily as a result of acquiring property and equipment and intangible assets in connection with Intrexon’s acquisitions of ActoGeniX and Okanagan in 2015. Selling, general and administrative expenses were $74.3 million for the nine months ended September 30, 2015 compared to $43.9 million for the nine months ended September 30, 2014, an increase of $30.4 million, or 69%. Salaries, benefits and other personnel costs increased $17.5 million due to (i) the inclusion of selling, general and administrative employees of Trans Ova for a full nine months in 2015 compared to approximately one and one half months in 2014 and (ii) additional compensation expenses related to performance and retention incentives for general and administrative employees. Legal and professional expenses increased $4.1 million primarily due to costs associated with acquisitions, the license agreement with MD Anderson, and other business development activity. Depreciation and amortization associated with Trans Ova increased $2.0 million primarily due to the inclusion of such amounts for nine months in 2015 compared to one and one half months in 2014. Total operating expenses for the nine months ended September 30, 2015 also include $48.6 million of products and services costs which primarily consist of employee compensation costs, livestock, feed, drug supplies and facility charges related to the production of such products and services; this amount was $6.4 million for the nine months ended September 30, 2014. The increase relates primarily the inclusion of a full nine months of results for Trans Ova in 2015 versus approximately one half-quarter of results for 2014 since the acquisition occurred during the middle of the third quarter of 2014.

Total other income, net, was $65.1 million for the nine months ended September 30, 2015 compared to total other expense, net, of $49.0 million for the nine months ended September 30, 2014, an increase of $114.1 million, or 233%. This increase was primarily related to the changes in the value of Intrexon’s securities portfolio, including a realized gain of $81.4 million, which resulted from the special stock dividend of all of Intrexon shares of ZIOPHARM to the Company’s shareholders in June 2015.

Conference Call and Webcast

The Company will not host an earnings conference call this quarter due to Intrexon’s Investor Day to be held on Thursday, November 12th, from 1PM to 4:30PM EST in New York City. The investor day presentations will provide a business overview, including a focus on strategic initiatives, product pipeline, and program updates. Attendance at the event is by invitation only. A live webcast of the event will be available on Intrexon’s website in the Investors section at http://investors.dna.com/events. A replay of the webcast will be available for 30 days following the event.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. The Company’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA and Adjusted EBITDA per share, which are non-GAAP financial measures within the meaning of applicable rules and regulations of the Securities and Exchange Commission (SEC). For a reconciliation of these measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles and for a discussion of the reasons why the company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of GAAP to Non-GAAP Measures.” Such information is provided as additional information, not as an alternative to Intrexon’s consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of the Company’s current financial performance.

Trademarks

Intrexon, ActoBiotics, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon Intrexon’s current expectations and projections about future events and generally relate to Intrexon’s plans, objectives and expectations for the development of Intrexon’s business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. These risks and uncertainties include, but are not limited to, (i) Intrexon’s current and future ECCs and joint ventures; (ii) Intrexon’s ability to successfully enter new markets or develop additional products, whether with its collaborators or independently; (iii) actual or anticipated variations in Intrexon’s operating results; (iv) actual or anticipated fluctuations in Intrexon’s competitors’ or its collaborators’ operating results or changes in their respective growth rates; (v) Intrexon’s cash position; (vi) market conditions in Intrexon’s industry; (vii) Intrexon’s ability, and the ability of its collaborators, to protect Intrexon’s intellectual property and other proprietary rights and technologies; (viii) Intrexon’s ability, and the ability of its collaborators, to adapt to changes in laws or regulations and policies; (ix) the rate and degree of market acceptance of any products developed by a collaborator under an ECC or through a joint venture; (x) Intrexon’s ability to retain and recruit key personnel; (xi) Intrexon’s expectations related to the use of proceeds from its public offerings and other financing efforts; (xii) Intrexon’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and (xiii) Intrexon’s expectations relating to its subsidiaries and other affiliates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Intrexon’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intrexon’s Annual Report on Form 10-K, its Quarterly Report on Form 10-Q for the period ended September 30, 2015, as well as discussions of potential risks, uncertainties, and other important factors in Intrexon’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intrexon undertakes no duty to update this information unless required by law.

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For more information regarding Intrexon Corporation, contact:

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com

Intrexon Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	September 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$125,433	$27,466
Short-term investments	90,864	88,495
Receivables
Trade, net	25,153	14,582
Related parties	28,801	12,622
Note	—	1,501
Other	1,912	559
Inventory	22,338	25,789
Prepaid expenses and other	7,930	3,759

Total current assets	302,431	174,773
Long-term investments	136,266	27,113
Equity securities	76,623	164,889
Property, plant and equipment, net	42,201	38,000
Intangible assets, net	256,284	65,947
Goodwill	166,866	101,059
Investments in affiliates	3,790	3,220
Other assets	5,426	1,271

Total assets	$989,887	$576,272

Liabilities and Total Equity

Current liabilities
Accounts payable	$4,546	$6,267
Accrued compensation and benefits	14,475	7,736
Other accrued liabilities	7,918	5,731
Deferred revenue	32,006	16,522
Lines of credit	475	2,273
Current portion of long term debt	1,314	1,675
Current portion of deferred consideration	16,212	7,064
Related party payables	147	214

Total current liabilities	77,093	47,482
Long term debt, net of current portion	7,796	8,694
Deferred consideration, net of current portion	8,710	13,421
Deferred revenue, net of current portion	144,248	96,687
Deferred tax liabilities	21,550	—
Other long term liabilities	867	699

Total liabilities	260,264	166,983

Commitments and contingencies
Total equity
Common stock	—	—
Additional paid-in capital	1,233,497	843,001
Accumulated deficit	(510,015)	(458,236)
Accumulated other comprehensive loss	(5,195)	(4)

Total Intrexon shareholders’ equity	718,287	384,761
Noncontrolling interests	11,336	24,528

Total equity	729,623	409,289

Total liabilities and total equity	$989,887	$576,272

Intrexon Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
Amounts in thousands, except share and per share data)	September 30,		September 30,
	2015	2014	2015	2014

Revenues
Collaboration and licensing revenues	$34,726	$12,656	$66,690	$32,257
Product revenues	9,446	4,115	32,645	4,124
Service revenues	8,945	4,261	32,157	4,261
Other revenues	250	165	615	196

Total revenues	53,367	21,197	132,107	40,838

Operating Expenses
Cost of products	11,215	4,224	31,654	4,310
Cost of services	5,451	2,316	17,316	2,316
Research and development	21,598	14,851	121,286	41,343
Selling, general and administrative	23,019	14,853	74,320	43,870

Total operating expenses	61,283	36,244	244,576	91,839

Operating loss	(7,916)	(15,047)	(112,469)	(51,001)

Other Income (Expense), Net
Unrealized and realized appreciation (depreciation) in fair value of equity securities	(30,453)	(37,089)	64,392	(48,944)
Interest expense	(310)	(230)	(1,012)	(309)
Interest income	567	202	1,211	349
Other income (expense), net	589	(79)	530	(110)

Total other income (expense), net	(29,607)	(37,196)	65,121	(49,014)
Equity in net loss of affiliates	(2,429)	(1,619)	(6,565)	(3,510)

Loss before income taxes	(39,952)	(53,862)	(53,913)	(103,525)
Income tax benefit (expense)	923	—	(806)	(23)

Net loss	$(39,029)	$(53,862)	$(54,719)	$(103,548)
Net loss attributable to the noncontrolling interests	816	1,137	2,940	2,895
Net loss attributable to Intrexon	$(38,213)	$(52,725)	$(51,779)	$(100,653)

Net loss per share, basic and diluted	$(0.34)	$(0.53)	$(0.47)	$(1.02)

Weighted average shares outstanding, basic and diluted	112,244,129	99,888,203	109,244,641	98,711,564

Intrexon Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

Adjusted EBITDA and Adjusted EBITDA per share. To supplement Intrexon’s financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Intrexon presents Adjusted EBITDA and Adjusted EBITDA per share. A reconciliation of Adjusted EBITDA to Intrexon’s net income or loss attributable to Intrexon under GAAP appears below. Adjusted EBITDA is a non-GAAP financial measure that Intrexon calculates as net income or loss attributable to Intrexon adjusted for income tax expense or benefit, interest expense, depreciation and amortization, stock-based and executive incentive compensation, contribution of services by shareholder, noncash research and development expenses related to the acquisition of Intrexon’s license agreement with the University of Texas MD Anderson Cancer Center, realized and unrealized appreciation or depreciation in the fair value of equity securities, equity in net loss of affiliate and the change in deferred revenue related to upfront and milestone payments. Adjusted EBITDA and Adjusted EBITDA per share are key metrics for Intrexon’s management and Board of Directors for evaluating the Company’s financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital. Management and the Board of Directors believe that Adjusted EBITDA and Adjusted EBITDA per share are useful to understand the long-term performance of Intrexon’s core business and facilitate comparisons of the Company’s operating results over multiple reporting periods. Intrexon is providing this information to investors and others to assist them in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. While Intrexon believes that these non-GAAP financial measures are useful in evaluating its business, and may be of use to investors, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as non-GAAP financial measures presented by other companies. Adjusted EBITDA and Adjusted EBITDA per share are not measures of financial performance under GAAP, and are not intended to represent cash flows from operations nor earnings per share under GAAP and should not be used as an alternative to net income or loss as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of Adjusted EBITDA and Adjusted EBITDA per share by using them only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA and Adjusted EBITDA per share have limitations as an analytical tool and you should not consider them in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

In addition to the reasons stated above, which are generally applicable to each of the items Intrexon excludes from its non-GAAP financial measure, Intrexon believes it is appropriate to exclude certain items from the definition of Adjusted EBITDA for the following reasons:

•	Interest expense may be subject to changes in interest rates which are beyond Intrexon’s control;

•	Depreciation of Intrexon’s property and equipment and amortization of acquired identifiable intangibles can be affected by the timing and magnitude of business combinations and capital asset purchases;

•	Stock-based compensation expense is a noncash expense and may vary significantly based on the timing, size and nature of awards granted and also because the value is determined using formulas which incorporate variables, such as market volatility. Executive incentive compensation expenses are determined by the compensation committee of the Board of Directors at the end of the year and may be based on, among other items, the results of Adjusted EBITDA, exclusive of such expenses.

•	Contribution of services by shareholder is a noncash expense which Intrexon excludes in evaluating its financial and operating performance;

•	Unrealized and realized appreciation or depreciation in the fair value of securities which Intrexon holds in its collaborators may be significantly impacted by market volatility and other factors which are outside of the Company’s control in the short term and Intrexon intends to hold these securities over the long term except as provided above;

•	Equity in net loss of affiliate reflects Intrexon’s proportionate share of the income or loss of entities over which the Company has significant influence, but not control, and accounts for using the equity method of accounting. The Company’s acquisition of the license agreement with the University of Texas MD Anderson Cancer Center was a noncash expense Intrexon incurred to obtain access to specific technologies, which are strategic to the Company. Intrexon believes excluding the impact of such losses or gains on these types of strategic investments from its operating results is important to facilitate comparisons between periods; and

•	GAAP requires Intrexon to account for its collaborations as multiple-element arrangements. As a result, the Company defers certain collaboration revenues because certain of its performance obligations cannot be separated and must be accounted for as one unit of accounting. The collaboration revenues that Intrexon so defers arise from upfront and milestone payments received from the Company’s collaborators, which Intrexon recognizes over the future performance period even though the Company’s right to such consideration is neither contingent on the results of Intrexon’s future performance nor refundable in the event of nonperformance. In order to evaluate Intrexon’s operating performance, its management adjusts for the impact of the change in deferred revenue for these upfront and milestone payments in order to include them as a part of adjusted EBITDA when the transaction is initially recorded. The adjustment for the change in deferred revenue removes the noncash revenue recognized during the period and includes the cash and stock received from collaborators for upfront and milestone payments during the period. Intrexon believes that adjusting for the impact of the change in deferred revenue in this manner is important since it permits the Company to make quarterly and annual comparisons of the Company’s ability to consummate new collaborations or to achieve significant milestones with existing collaborators. Further, Intrexon believes it is useful when evaluating its financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital.

The following table presents a reconciliation of net income attributable to Intrexon to EBITDA and also to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA per share, for each of the periods indicated:

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(In thousands)
Net loss attributable to Intrexon	$(38,213)	$(52,725)	$(51,779)	$(100,653)
Interest expense	292	210	960	258
Income tax expense (benefit)	(923)	—	806	23
Depreciation and amortization	4,815	2,970	12,040	6,681

EBITDA	$(34,029)	$(49,545)	$(37,973)	$(93,691)
Stock-based and executive incentive compensation expense	8,363	4,213	26,374	14,770
Contribution of services by shareholder	—	508	—	1,485
Bad debt expense	578	—	1,562	—
Research and development license with MD Anderson Cancer Center paid in stock	—	—	59,579	—
Unrealized and realized (appreciation) depreciation in fair value of equity securities	30,453	37,089	(64,392)	48,944
Equity in net loss of affiliates	2,429	1,619	6,565	3,510
Impact of change in deferred revenue related to upfront and milestone payments	(4,025)	7,710	51,841	33,736

Adjusted EBITDA	$3,769	$1,594	$43,556	$8,754

Weighted average shares outstanding, basic	112,244,129	99,888,203	109,244,641	98,711,564
Weighted average shares outstanding, diluted	115,251,439	101,487,136	111,641,463	100,497,766
Adjusted EBITDA per share, basic	$0.03	$0.02	$0.40	$0.09
Adjusted EBITDA per share, diluted	$0.03	$0.02	$0.39	$0.09